                                                                 Exhibit 10.9



                            WEIRTON STEEL CORPORATION


                       AMENDED PERFORMANCE INCENTIVE PLAN
                        FOR THE PERIOD 1996 THROUGH 1998

INTRODUCTION

This document constitutes the Amended Performance Incentive Plan (the "Amended PIP") and is effective for the three-year period 1996 through 1998. The Amended PIP is designed to align with the strategic goals of Weirton Steel Corporation (the "Company") over such three-year period.

PARTICIPATION

Participation is limited to individuals considered to have the opportunity to affect the financial results of the Company. These individuals will be identified by the Company's Chief Executive Officer and confirmed by the Company's Management Development and Compensation Committee (the "Compensation Committee"). The identification is expected to be made at the beginning of the three-year period 1996 through 1998 (the "Performance Cycle"). Upon the recommendation of the Chief Executive Officer, the Compensation Committee also may admit individuals or classes of individuals as participants as of the beginning of any of the other two years in the Performance Cycle.

If an individual is hired into a position that should be included in the Amended PIP after the Performance Cycle has already started, the Chief Executive Officer will determine the level of that individual's participation in the Amended PIP. This determination will be made as soon as practicable after the individual is hired.

Participation in the Amended PIP does not confer any rights to continue in the employ of the Company.

ANNUAL AND MULTI-YEAR AWARD COMPONENTS

The total incentive opportunity for each participant will be separated into annual and multi-year components. Participants will have the opportunity to earn one-third of their target award on an annual basis. The remaining two-thirds will be earned based on predetermined financial objectives at the end of the Performance Cycle.

PERFORMANCE GOALS

The ANNUAL PERFORMANCE GOALS will be established each year and will include: safety, delivery and/or customer satisfaction standards (or other similar areas). If performance meets the established standards, participants will receive a payout -- threshold and maximum opportunities will not apply.


The MULTI-YEAR PERFORMANCE GOAL will be operating income improvement over the Performance Cycle. The base period for computing the incentive is the fourth quarter

1995 compared to the first quarter 1999. Threshold, target and maximum levels of operating income improvement and related incentive award opportunities have been established for the Performance Cycle.

PERFORMANCE MEASUREMENT

ANNUAL COMPONENT

o Awards related to the annual component will be tied to pre-established standards in the areas of safety, delivery and/or customer satisfaction (or other similar areas). These standards will be approved by the Compensation Committee each year.

     -- Each annual goal will be assigned a relative weight (the total being 100%).

     -- If the standard is met or exceeded, the award related to that goal will be earned in full.

     -- If the standard is not fully met, no award will be earned relative to that particular goal.

o If a particular position does not have an opportunity to affect safety, delivery, or customer satisfaction, other measurable annual performance goals will be established by the participant's manager in consultation with the Chief Executive Officer.

MULTI-YEAR COMPONENT

o The multi-year component of the total award opportunity over the Performance Cycle will be aligned with specific operating income improvement levels, as follows:

     -- No awards will be earned if cumulative operating income improvement is less than $100 million.

     -- Threshold awards will be earned if cumulative operating income improvement equals $100 million.

     --  Target awards will be earned at $150 million.

     --  Maximum awards will be earned at $200 million. .

o    Improvement in operating income is expected to result primarily from:

     --  Controlling the cost per ton by product line; and

     -- Improving the mix of products sold -- by selling more of the higher profitability products.

     OPERATING INCOME will be calculated before profit sharing plus (minus) income (loss) from joint ventures or minority interests.

     OPERATING INCOME for purposes of the Amended PIP is defined as operating income as determined in accordance with generally accepted accounting principles and disclosed in the Company's quarterly reports on Form 10-Q or annual reports on Form 10-K, adjusted to exclude the effects of extraordinary, unusual, unanticipated, or other nonrecurring events, including but not limited to, the following:

     -- Business interruption insurance recoveries to the extent that such recoveries are related to prior reporting periods (e.g., Second Quarter 1995 Reversing Rougher insurance recovery);

     -- Restructuring charges to the extent that the benefit of such charges will be realized in future periods (e.g., Second Quarter 1996 manpower reduction restructuring charge);

     -- Required adoption of any new accounting pronouncements since the first quarter of 1996, to the extent they have an impact on operating income for the period (e.g., similar to ongoing FAS 106 post retirement health care charges);

     -- Any other unusual or nonrecurring events(s) that would require disclosure in any of the Company's Exchange Act filings, whether 10-K, 10-Q or 8-K. For example:

         o material unplanned/unscheduled outages (e.g., Second Quarter 1996 No. 3 Blast Furnace outage);

         o resolution of prior period items significantly in excess of amounts accrued, such as environmental and legal matters (e.g., potential final settlement of costs associated with EPA multi-media enforcement action);or

         o significant write downs of intangible assets or adjustments to the carrying value of fixed assets.

     -- Other events as subsequently defined by action of the Compensation Committee.

         OPERATING INCOME will be adjusted by adding or subtracting changes in selling price. This adjustment is determined by multiplying the difference between the current quarter pricing and the base period pricing by the volume in the base period for each major product category.

o Award levels will be interpolated for results falling between $100 million(threshold) and $200 million(maximum).

MEASUREMENT PERIOD

For the annual component of the plan the measurement period will be each calendar year. The measurement period for the multi-year component will be a benchmark quarter immediately preceding the beginning of the Performance Cycle as compared to a benchmark quarter immediately following the end of the Performance Cycle.

AWARD PAYOUTS

o Awards earned under the annual component will be paid to participants annually, and as soon as practical after verification by the Company's independent auditors of the results for that calendar year. Participants must be employed with the Company for the full calendar year to receive payment under the annual component.

o Awards earned under the multi-year component will be paid to participants after the end of the Performance Cycle, and as soon as practical after verification of results for the Performance Cycle. If a participant voluntarily terminates or is involuntarily terminated for just cause prior to the end of the Performance Cycle, the multi-year payout is forfeited. If a participant is involuntarily terminated without just cause, retires, dies, or becomes disabled, a pro-rata payment may be awarded at the discretion of the Compensation Committee.

o Awards may be settled in cash and/or shares of the Company's Common Stock in the discretion of the Compensation Committee. Settlement of awards in stock will be subject to the availability of shares at the time.

DEFERRAL AND FORFEITURE OF PAYOUTS

o Payment of an award (annual and/or multi-year) may not be made in any year in which benefits are not paid from the Company's Profit Sharing Plan (the "Profit Plan") and shall be deferred to the first subsequent year in which Profit Plan payments are made. During the deferral period, interest shall be credited on the unpaid amount of an award at the one year LIBOR rate plus 1.5%, such interest to be paid if, and at such time as, an award is paid.

o Any awards (annual and/or multi-year) which have not been paid as a result of deferral, together with any interest accrued thereon, will be forfeited if no benefits under the Profit Sharing Plan are earned by the year 2001.